Exhibit 99.1

Special Committee of Ipayment, Inc. Receives $43 Proposal from CEO Gregory S. Daily to Acquire Company

     NASHVILLE, Tenn.--(BUSINESS WIRE)--Nov. 2, 2005--The Special Committee of the Board of Directors of iPayment, Inc. (the "Company") (NASDAQ: IPMT) received a revised proposal from Gregory S. Daily, CEO of the Company, to acquire all of the outstanding common stock of the Company at $43 per share. The proposal, which is reproduced below, is subject to negotiation of definitive documentation and completion of and funding under financing arrangements.
     Mr. Daily announced his previous buy-out proposal to the Company on May 13, 2005 at a price of $38 per share. The Special Committee was formed in response to Mr. Daily's initial proposal and, after determining that it could not recommend the original bid and the withdrawal of such bid by Mr. Daily, has been exploring alternatives with the goal of enhancing stockholder value. The Special Committee will consider Mr. Daily's revised bid as part of its evaluation process. There can be no assurance that this or any transaction will be approved or completed.

     The text of the proposal is as follows:

     November 1, 2005

     Board of Directors

     iPayment, Inc.

     40 Burton Hills Boulevard, Suite 415

     Nashville, Tennessee 37215

     Ladies and Gentlemen,

     I am writing to inform you of my renewed interest in acquiring, through one or more entities to be formed by me (and by other management shareholders who I may in the future invite to join me), all of the outstanding shares of common stock, par value $.01 per share, of iPayment, Inc. (other than shares owned by me and by any such management shareholders) at a price of $43.00 per share. This proposal represents a 20% premium over the closing price of iPayment's shares yesterday, a 13% premium over the proposal I made to the company on May 13, 2005, and a premium of 36% over the Company's stock price prior to that proposal.
     I have determined to make this proposal after giving a good deal of thought to the options facing me as an executive and as a shareholder, and to the options facing the company's shareholders more generally. As I have indicated in the past, I firmly believe that a transaction of this sort would reduce the costs and management efforts incident to the Company's status as a public company and enable management to focus on operating the Company's business and on value creation. After the board rejected my initial proposal and commenced a formal process of exploring alternatives, I and other members of management expressed our desire to be a constructive force in that process. Accordingly, I withdrew my prior expression of interest and management made presentations about the company and its business, met with prospective purchasers, and permitted the company and its advisors to represent to interested parties that the management team would participate in a transaction and remain with the company.
     Upon further consideration, I must inform you that, at the price levels the company is seeking, I have decided that I am not prepared to "roll over" my shares into a transaction led by a third party. Phrased differently, while I am prepared to lead, arrange and organize an acquisition as described in this letter, and while I and, I believe, key members of management would be prepared, for an appropriate incentive package, to remain with the company following a transaction led by others, I am not prepared to invest in a sponsor's or other partner's deal or have my shares treated differently than those of others in such a transaction at these price levels.
     I believe that the transaction I am proposing would be attractive to the company and its shareholders and represents the best price available for the purchase of the company's shares. In addition, the transaction could move forward swiftly and with minimal contingencies. I am, of course, intimately familiar with the company, and the process of negotiating a definitive agreement would accordingly be smooth. I would not expect burdensome representations or schedules or need to conduct diligence. While I would require a financing condition, given the advanced stage of discussions that the company and its advisors have had with financing sources, I believe I could deliver firm financing commitments quite quickly and that those commitments would minimize any uncertainties associated with the financing.
     In short, my proposal, which is of course subject to the negotiation of mutually acceptable definitive documentation, offers a substantial premium over relevant benchmarks and could be effectuated swiftly and with minimal uncertainty.

     If you have any questions, do not hesitate to contact me.

     Sincerely,

     Greg Daily

     The Company is a provider of credit and debit card-based payment processing services to over 130,000 small merchants across the United States. The Company's payment processing services enable merchants to process both traditional card-present, or "swipe," transactions, as well as card-not-present transactions, including transactions over the internet or by mail, fax or telephone.

     This press release contains forward-looking statements of the Company regarding a possible transaction by the Company. Actual events may differ materially from the statements included in this press release.


     CONTACT: iPayment, Inc.
              General Counsel
              Afshin M. Yazdian, 615-665-1858, Ext. 115